Exhibit 5.1

LETTERHEAD OF BARROS & ERRAZURIZ

May 7, 2007

Ladies and Gentlemen,

We have acted as Chilean counsel to Lan Airlines S.A., a public-stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (the ‘‘Company’’), in connection with the Registration Statement on Form F-3 (the ‘‘Registration Statement’’) filed with the United States Securities and Exchange Commission by the Company for the purpose of registering under the U.S. Securities Act of 1933, as amended (the ‘‘Securities Act’’) shares of common stock, without par value (the ‘‘Registered Securities’’).

In arriving to the opinions expressed below, we have examined the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In connection with the opinions expressed below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

(i)	the outstanding Registered Securities have been duly authorized and validly issued by the Company (in accordance with Chilean law) and are fully paid and non-assessable; and

(ii)	any newly issued Registered Securities, when issued and paid for as contemplated in the Registration Statement, will have been duly authorized and validly issued by the Company (in accordance with Chilean law), and will, upon such issuance, be fully paid and non-assessable, provided that (a) those newly issued shares have been issued after a capital increase of the Company has been approved by a legally constituted extraordinary shareholders’ meeting of the Company; (b) such capital increase has complied with all formalities required by Chilean law; (c) the board of directors of the Company has issued the newly issued shares following the authority given by the extraordinary shareholders’ meeting of the Company (d) the newly issued shares have been offered first to the registered shareholders of the Company, complying with all formalities required by Chilean law; and (e) if such shares are then offered to non-shareholders of the Company, either (1) such offer has been made on terms or at a price no more favorable than the terms or price offered to the shareholders of the Company or (2) such offer and sale occurs over a stock exchange.

We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption ‘‘Validity of the Securities’’ in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,
Barros & Errazuriz